                                                                     Exhibit 3.2

                         CERTIFICATE OF AMENDMENT OF THE
                         CERTIFICATE OF INCORPORATION OF
                            DIGITAL BIOMETRICS, INC.

         The undersigned, John J. Metil, the Chief Operating Officer of Digital Biometrics, Inc., a corporation existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

         FIRST: The amendment to the Corporation's Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and has been duly adopted by the stockholders of the Corporation, to whom written notice has been given in accordance with Section 222 of the General Corporation Law of the State of Delaware.

         SECOND: Article FOURTH of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                     FOURTH

         1. Authorized Shares.

         The total number of shares of capital stock which this Corporation is authorized to issue is forty-five million (45,000,000), of which forty million (40,000,000) shares shall be common stock, $.01 par value ("Common Stock"), and five million (5,000,000) shall be preferred stock, $.01 par value ("Preferred Stock").

         2. Common Stock.

                  A. Each share of Common Stock shall have one vote.

                  B. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata share, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the Board of Directors from time to time, and of any distribution, after the payment or provision for payment of debts and other liabilities of this Corporation, of the assets of this Corporation upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

         3. Preferred Stock.

                  A. The Board of Directors is hereby authorized to provide, by resolution or resolutions adopted by the Board, for the issuance of Preferred Stock from time to time in one or more class and/or series, to establish the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, and number of shares of each such class or series, as stated and expressed herein and in the resolution or resolutions providing for the issue of such class and/or series adopted by the Board of Directors as hereinafter provided. Without limiting the generality of the foregoing, the Board is authorized to provide that shares of a class or series of Preferred Stock:

                           (i) are entitled to cumulative, partially cumulative
                  or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of this Corporation or other property, at such times and in such amounts as are set forth in the resolution or resolutions establishing such class or series or as are determined in a manner specified in such resolution or resolutions;

                           (ii) are entitled to a preference with respect to
                  payment of dividends over one or more other class and/or series of capital stock of this Corporation;

                           (iii) are entitled to a preference with respect to
                  any distribution of assets of this Corporation upon its liquidation, dissolution or winding up over one or more other class and/or series of capital stock of this Corporation in such amount as is set forth in the resolution or resolutions establishing such class or series or as is determined in a manner specified in such resolution or resolutions;

                           (iv) are redeemable or exchangeable at the option of
                  this Corporation and/or on a mandatory basis for cash, capital stock or indebtedness of this Corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the resolution or resolutions establishing such class or series or as are determined in a manner specified in such resolution or resolutions;

                           (v) are entitled to the benefits of such sinking
                  fund, if any, as is required to be established by this Corporation for the redemption and/or purchase of such shares by the resolution or resolutions establishing such class or series;

                           (vi) are convertible at the option of the holders
                  thereof into shares of any other class or series of capital stock of this Corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the resolution or resolutions establishing such class or series or as are determined in a manner specified in such resolution or resolutions;

                           (vii) are exchangeable at the option of the holders
                  thereof for cash, capital stock or indebtedness of this Corporation or other property, at such times or upon the occurrence of such events, at such prices, as are set forth in the resolution or resolutions establishing such class or series or as are determined in a manner specified in such resolution or resolutions;

                           (viii) are entitled to up to one vote per share upon
                  all matters presented to the stockholders and will vote together with the holders of common stock as one class on all matters, except as otherwise provided by this Certificate of Incorporation or required by law; and

                           (ix) are subject to restrictions on the issuance of
                  additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

         Without limiting the generality of the foregoing authorizations, any of the rights and preferences of a class or series of Preferred Stock may be made dependent upon facts ascertainable outside the resolution or resolutions establishing such class or series, and may incorporate by reference some or all of the terms of any agreements, contracts or other arrangements entered into by this Corporation in connection with the issuance of such class or series. Unless otherwise specified in the resolution or resolutions establishing a class or series of Preferred Stock, holders of a class or series of Preferred Stock shall not be entitled to cumulate their votes in any election of directors in which they are entitled to vote and shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of this Corporation.

         IN WITNESS WHEREOF, Digital Biometrics, Inc. has caused this Certificate to be executed by John J. Metil, its authorized officer, on this 6th day of October, 2000.




                                       /s/  John J. Metil
                                       -----------------------------------------
                                       John J. Metil
                                       Its Chief Operating Officer